Exhibit 99.2

MATRIA ANNOUNCES PRICING OF OFFERING OF $75 MILLION 4.875% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

Marietta, Ga. -- April 29, 2004 -- Matria Healthcare, Inc. (NASDAQ: MATR — News) announced today the pricing of its offering of $75 million of 4.875% convertible senior subordinated notes due 2024 to be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes. The sale of the notes is expected to close on May 5, 2004.

Under certain circumstances, the notes will be convertible into the Company’s common stock at a conversion rate of 33.9153 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $29.49 per share). The closing sale price of the Company’s common stock on April 29, 2004, was $19.99 per share. Assuming certain conditions are satisfied, the notes will be guaranteed by certain of the Company’s domestic subsidiaries.

The Company has committed to use the net proceeds from the offering to repurchase the Company’s 11% Senior Notes due 2008 tendered pursuant to the tender offer and consent and waiver solicitation it commenced on March 29, 2004. Pending the purchase of the 11% Senior Notes pursuant to the tender offer, the net proceeds of the offering will be held in escrow for the benefit of the holders of the 11% Senior Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:

    Matria Healthcare, Inc., Marietta
    Steve Mengert, 770-767-4500